Exhibit 99.1
PRESSRELEASEwww.HelixESG.com Helix Energy Solutions Group, Inc. · 400 N. Sam Houston Parkway E., Suite 400 · Houston, TX 77060-3500 · 281-618-0400 · fax: 281-618-0505 For Immediate Release 08-014 Contact: Tony Tripodo Date: July 30, 2008 Title: Chief Financial Officer
Helix Reports Record Quarterly Revenue and Gross Profit,
Provides 2008 Outlook Update
HOUSTON, TX — Helix Energy Solutions (NYSE: HLX) reported second quarter net income of $90.9 million, or $0.96 per diluted share. This compares to net income of $57.7 million, or $0.61 per diluted share, reported for the second quarter of 2007, and net income of $74.3 million, or $0.79 per diluted share, in the first quarter of 2008. Net income for the six months ended June 30, 2008 was $165.2 million, or $1.75 per diluted share, compared to $113.5 million, or $1.21 per diluted share, for the six months ended June 30, 2007.
The Company realized pre-tax gains of approximately $19 million on asset sales of oil and gas properties during the quarter, which compares to approximately $61 million of asset sale gains recorded in the first quarter of 2008. Excluding the impact of these gains, earnings per share for the second and first quarters of 2008 would have been $0.86 and $0.37, respectively. Net income for the second quarter of 2007 was negatively impacted by three non-recurring items recorded by Helix’s majority owned subsidiary, Cal Dive International, Inc. Excluding these items, net income for the second quarter of 2007 was $65.8 million, or $0.70 per share.
Summary of Results
(in thousands, except per share amounts and percentages)

	Quarter Ended			Six Months Ended
	June 30		March 31	June 30
	2008	2007	2008	2008	2007
Revenues	$540,494	$410,574	$450,737	$991,231	$806,629

Gross Profit	192,414	141,765	120,879	313,293	277,380
	36%	35%	27%	32%	34%

Net Income	90,902	57,702	74,335	165,237	113,522

Diluted Earnings per Share	$0.96	$0.61	$0.79	$1.75	$1.21

Adjusted EBITDAX*	$241,181	$186,206	$238,764	$479,945	$352,667

*	Non-GAAP measure. See reconciliation attached hereto.

Owen Kratz, President and Chief Executive Officer of Helix, stated, “During the second quarter, we achieved record quarterly revenues and gross profit, with quarterly revenue increases across all of our segments. Continued strong demand for our specialty deepwater assets, along with seasonal upswing in our shelf contracting business, resulted in improvements in revenue and operating income over the prior quarter. Our oil and gas operations benefited from a favorable commodity price environment during the quarter which offset minor production declines.
During the quarter we continued to focus on the execution of our strategic plan, completing the sale of an additional 10% working interest in our Bushwood field, completing the sale of all of our onshore oil and gas properties, and returning the Q4000 to service. Our major capital initiatives are continuing to progress and we expect to begin to realize the benefits of these investments starting in the third quarter with first production at Bushwood.”
Segment Information, Operational and Financial Highlights
(in thousands, Unaudited)

	Quarter Ended
	June 30		March 31
	2008	2007	2008
Revenues:
Contracting Services	$228,351	$154,719	$183,789
Shelf Contracting	171,970	135,258	144,571
Oil and Gas	194,161	142,082	171,051
Intercompany Elim.	(53,988)	(21,485)	(48,674)

Total	$540,494	$410,574	$450,737

Income from Operations:
Contracting Services	$37,993	$31,987	$20,911
Shelf Contracting	29,498	36,142	7,548
Production Facilities & Equity Investments	(156)	(145)	(138)
Oil and Gas (1)	104,202	48,685	109,917
Intercompany Elim.	(4,241)	(2,608)	(4,030)

Total	$167,296	$114,061	$134,208

Equity in earnings of equity investments (2)	$6,155	$7,045	$10,923

(1)	Included pre-tax gains on sales of assets of $18.6 million and $61.1 million for the three months ended June 30, 2008 and March 31, 2008, respectively.

(2)
Equity in earnings of equity investments for the three months ended June 30, 2007 excluded the impact of a $11.8 million loss recorded by our Cal Dive subsidiary related to the impairment of its 40% equity investment in Offshore Technology Solutions Limited.

Contracting Services
•
Contracting Services revenues and operating income for the three months ended June 30, 2008 increased from the first quarter of 2008 as a result of strong performance from our robotics subsidiary (Canyon) which had 6 vessels under charter during the second quarter, as well as significantly higher utilization from the Seawell.

•
Contracting Services revenues and operating income for the three months ended June 30, 2008 increased from the second quarter of 2007 as a result of the increased assets in service, and an increase in utilization of our deepwater pipelay assets. These increases offset the declines in well operations as a result of the Q4000 being out of service for the majority of the second quarter of 2008.

•
Gross profit margins for the Contracting Services segment declined compared to the second quarter of 2007 as a result of the Q4000 drydock and lower margins on international deepwater pipelay projects during the quarter.

Shelf Contracting
•
Shelf Contracting revenues, gross profit and net income increased significantly compared to first quarter as a result of seasonal improvement in demand for its vessels, with nearly all assets deployed at the end of the second quarter.

•
Shelf Contracting revenues for the quarter ended June 30, 2008 were higher than the second quarter of 2007 as a result of vessel additions from the Horizon acquisition in December 2007, partially offset by lower utilization resulting from harsh weather conditions in the Gulf of Mexico. Gross profit margins were down compared to the second quarter of 2007 due to unplanned maintenance downtime on two vessels, combined with slower than expected demand due to weather conditions as described above.

Oil and Gas
•
Oil and Gas revenues for the three months ended June 30, 2008 increased significantly compared to the first quarter of 2008 and the second quarter of 2007 primarily as a result of higher realized commodity prices.

•
During the quarter, the Company realized a pre-tax gain of approximately $19 million from oil and gas property sales, comprised of a gain from the sale of an additional 10% working interest in its Bushwood field and certain other shelf properties, partially offset by a loss from the disposition of all of the Company’s onshore oil and gas properties. Gains in the first quarter of 2008 totaled approximately $61 million.

•
Production for the three months ended June 30, 2008 was 14.9 Bcfe, compared to 15.8 Bcfe in the second quarter of 2007. The year-over-year production declines were a result of the loss of production at the Tiger deepwater field in late 2007, along with a natural decline in shelf production as a result of a reduction in capital allocated to shelf exploration.

Other Expenses
•
Selling, general and administrative expenses for the quarter were 8.1% of revenue, compared to 10.6% in the first quarter of 2008, and 8.1% for the quarter ended June 30, 2007. The improvement over the first quarter was a result of achieving operating leverage on higher revenues across all segments. Total SG&A expenses are higher compared to prior year primarily as a result of the Horizon acquisition by Cal Dive in December 2007.

•
Net interest expense and other increased $4.4 million in second quarter 2008 compared to the prior year period due to overall higher levels of indebtedness as a result of our Senior Unsecured Notes and Cal Dive’s term loan, which both closed in December 2007.

Financial Condition
•
Consolidated net debt at June 30, 2008 increased to $1.84 billion from $1.71 billion as of March 31, 2008. $344.5 million of our total indebtedness relates to Cal Dive’s borrowings under its senior credit facilities, which are non-recourse to Helix. Net debt to book capitalization as of June 30, 2008 was 47%. (Net debt to book capitalization is a non-GAAP measure. See reconciliation attached hereto.)

•
During the quarter the Company increased available capacity under its revolving credit facility to $420 million from $300 million. As of June 30, 2008, the Company had borrowings and L/Cs outstanding under the facility totaling $143.8 million, with $276.2 million available to be drawn under the facility.

•
Year-to-date capital expenditures (excluding $41 million related to Cal Dive) total $514 million. Helix’s projected capital expenditures for 2008 (excluding Cal Dive) will range from $875 to $925 million.

Further details are provided in the presentation for Helix’s quarterly conference call (see the Investor Relations page of www.HelixESG.com). The call, scheduled for 9:00 a.m. Central Daylight Time on Thursday, July 31, 2008, will be webcast live. If you wish to dial in to the call the telephone number is 800 475 0212 (Domestic) or 1-210-234-0002 (International). The pass code is Tripodo. A replay will be available from the Audio Archives page on our website.
Helix Energy Solutions, headquartered in Houston, Texas, is an international offshore energy company that provides development solutions and other key life of field services to the open energy market as well as to our own oil and gas business unit.
Management evaluates Company performance and financial condition using certain non-GAAP metrics, primarily Adjusted EBITDAX, net debt and net debt to book capitalization. We calculate Adjusted EBITDAX as earnings before net interest expense, taxes, depreciation and amortization and exploration expense. Further, we reduce Adjusted EBITDAX for the minority interest in Cal Dive that we do not own. Net debt is calculated as the sum of financial debt less cash on hand. Net debt to book capitalization is calculated by dividing net debt by the sum net debt, preferred stock and stockholders’ equity. These non-GAAP measures are useful to investors and other internal and external user of our financial statements in evaluating our operating performance because they are widely used by investors in our industry to measure a company’s operating performance without regard to items which can vary substantially from company to company, and help investors meaningfully compare our results from period to period. Adjusted EBITDAX should not be considered in isolation or as a substitute for, but instead is supplemental to, income from operations, net income or other income data prepared in accordance with GAAP. Non-GAAP financial measures should be viewed in addition to, and not as an alternative to our reported results prepared in accordance with GAAP. Users of this financial information should consider the types of events and transactions which are excluded.
This press release contains forward-looking statements that involve risks, uncertainties and assumptions that could cause our results to differ materially from those expressed or implied by such forward-looking statements. All statements, other than statements of historical fact, are statements that could be deemed “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, including, without limitation, any projections of revenue, gross margin, expenses, earnings or losses from operations, or other financial items; future production volumes, results of exploration, exploitation, development, acquisition and operations expenditures, and prospective reserve levels of property or wells; any statements of the plans, strategies and objectives of management for future operations; any statement concerning developments, performance or industry rankings; any statements regarding future economic conditions or performance; any statements of expectation or belief; and any statements of assumptions underlying any of the foregoing. The risks, uncertainties and assumptions referred to above include the performance of contracts by suppliers, customers and partners; employee management issues; complexities of global political and economic developments; geologic risks and other risks described from time to time in our reports filed with the Securities and Exchange Commission (“SEC”), including the company’s Annual Report on Form 10-K for the year ending December 31, 2007. We assume no obligation and do not intend to update these forward-looking statements.

HELIX ENERGY SOLUTIONS GROUP, INC.
Comparative Condensed Consolidated Statements of Operations

	Three Months Ended June 30,		Six Months Ended June 30,
(in thousands, except per share data)	2008	2007	2008	2007
	(unaudited)		(unaudited)

Net revenues:
Contracting services	$346,333	$268,492	$626,019	$533,580
Oil and gas	194,161	142,082	365,212	273,049

	540,494	410,574	991,231	806,629

Cost of sales:
Contracting services	252,269	182,464	472,455	360,519
Oil and gas	95,811	86,345	205,483	168,730

	348,080	268,809	677,938	529,249

Gross profit	192,414	141,765	313,293	277,380
Gain on sale of assets, net	18,803	5,684	79,916	5,684
Selling and administrative expenses	43,921	33,388	91,705	63,988

Income from operations	167,296	114,061	301,504	219,076
Equity in earnings of investments	6,155	(4,748)	17,078	1,356
Net interest expense and other	18,668	14,286	44,714	27,298

Income before income taxes	154,783	95,027	273,868	193,134
Provision for income taxes	55,925	33,261	99,557	66,384
Minority interest	7,076	3,119	7,313	11,338

Net income	91,782	58,647	166,998	115,412
Preferred stock dividends	880	945	1,761	1,890

Net income applicable to common shareholders	$90,902	$57,702	$165,237	$113,522

Weighted Avg. Common Shares Outstanding:
Basic	90,519	90,047	90,511	90,021

Diluted	95,928	95,991	95,652	95,262

Earnings Per Common Share:
Basic	$1.00	$0.64	$1.83	$1.26

Diluted	$0.96	$0.61	$1.75	$1.21

Comparative Condensed Consolidated Balance Sheets

ASSETS
(in thousands)	Jun. 30, 2008	Dec. 31, 2007
	(unaudited)
Current Assets:
Cash and equivalents	$23,148	$89,555
Short term investments	—	—
Accounts receivable	512,737	512,132
Other current assets	162,199	125,582

Total Current Assets	698,084	727,269

Net Property & Equipment:
Contracting Services	1,791,090	1,507,463
Oil and Gas	1,744,962	1,737,225
Equity investments	202,501	213,429
Goodwill	1,084,711	1,089,758
Other assets, net	213,097	177,209

Total Assets	$5,734,445	$5,452,353

LIABILITIES & SHAREHOLDERS' EQUITY
(in thousands)	Jun. 30, 2008	Dec. 31, 2007
	(unaudited)
Current Liabilities:
Accounts payable	$324,961	$382,767
Accrued liabilities	246,567	221,366
Income taxes payable	95,688	—
Current mat of L-T debt (1)	163,656	74,846

Total Current Liabilities	830,872	678,979

Long-term debt (1)	1,697,797	1,725,541
Deferred income taxes	599,458	625,508
Decommissioning liabilities	185,828	193,650
Other long-term liabilities	68,550	63,183
Minority interest	275,121	263,926
Convertible preferred stock (1)	55,000	55,000
Shareholders’ equity (1)	2,021,819	1,846,566

Total Liabilities & Equity	$5,734,445	$5,452,353

(1)
Net debt book capitalization — 47% at June 30, 2008. Calculated as total debt less cash and equivalents ($1,838,305) divided by sum of total debt, convertible preferred stock and stockholders’ equity ($3,915,124).

Helix Energy Solutions Group, Inc.
Reconciliation of Non GAAP Measures
Three and Six Months Ended June 30, 2008
Earnings Release:
Reconciliation From Net Income to Adjusted EBITDAX:

	2Q08	2Q07	1Q08	2008	2007
	(in thousands)

Net income applicable to common shareholders	$90,902	$57,702	$74,335	$165,237	$113,522
Non-cash impairment and other unusual items	—	8,602	—	—	8,602
Preferred stock dividends	880	945	881	1,761	1,890
Income tax provision	52,753	30,456	43,523	96,276	59,073
Net interest expense and other	16,572	13,605	23,236	39,808	25,936
Depreciation and amortization	78,600	71,918	94,901	173,501	139,476
Exploration expense	1,474	2,978	1,888	3,362	4,168

Adjusted EBITDAX	$241,181	$186,206	$238,764	$479,945	$352,667

We calculate adjusted EBITDAX as earnings before net interest expense, taxes, depreciation and amortization, and exploration expense. Further, we reduce adjusted EBITDAX for the minority interest in Cal Dive that we do not own. These non-GAAP measures are useful to investors and other internal and external users of our financial statements in evaluating our operating performance because they are widely used by investors in our industry to measure a company’s operating performance without regard to items which can vary substantially from company to company and help investors meaningfully compare our results from period to period. Adjusted EBITDAX should not be considered in isolation or as a substitute for, but instead is supplemental to, income from operations, net income or other income data prepared in accordance with GAAP. Non-GAAP financial measures should be viewed in addition to, and not as an alternative to our reported results prepared in accordance with GAAP. Users of this financial information should consider the types of events and transactions which are excluded.